UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2023
AgileThought, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39157	87-2302509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 W. Las Colinas Blvd. Suite 1650E, Irving, Texas	(971) 501-1140	75039
(Address of Principal Executive Offices)	(Registrant's telephone number, including area code)	(Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	AGIL	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	AGILW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Chapter 11 Cases

On August 28, 2023 (the “Petition Date”), AgileThought, Inc. (“AgileThought” or the “Company”) and certain of its direct and indirect subsidiaries (together with the Company, the “Company Parties”), commenced voluntary proceedings (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On the Petition Date, the Company Parties filed a motion with the Bankruptcy court seeking to jointly administer the Chapter 11 Cases under the caption “In re AN Global LLC, et al.” Certain of the Company’s subsidiaries were not included in the Chapter 11 filing.

The Company Parties continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Company Parties filed with the Bankruptcy Court motions seeking a variety of “first-day” relief, including authority to pay employee wages and benefits and to pay vendors and suppliers for goods and services provided both before and after the Petition Date. In addition, the Company filed with the Bankruptcy Court a motion seeking approval (“Interim DIP Order”) of debtor-in-possession financing in the form of the DIP Credit Agreement (as defined and described below).

DIP Credit Agreement

Following the approval of the Bankruptcy Court and the entry of the Interim DIP Order, the Company Parties, including AN Global LLC, as borrower, and each other Company Party, as guarantors, together with certain prepetition first lien secured lenders (the “First Lien Lenders”), and Blue Torch (as defined below), as administrative agent and collateral agent, (the “DIP Parties”) have entered into that certain Senior Secured Super-Priority Debtor-in-Possession Financing Agreement, dated as of August 30, 2023, in an aggregate principal amount of approximately $119,882,093.79, subject to the terms and conditions set forth therein (the “DIP Credit Agreement”). Blue Torch has agreed to provide a senior secured super-priority debtor-in-possession term loan facility, consisting of (i) new money term loans in the amount of $22.7 million (the “Term Loans”), and (ii) upon entry of the final order, a roll-up of certain secured obligations under the existing prepetition credit agreement between the Company Parties and Blue Torch in the amount of approximately $97,182,093.79 (the “Roll-Up Loans”) and together with the Term Loans, the “DIP Facility”). Borrowings under the DIP Facility are senior secured obligations of the Company Parties, secured by a first priority lien on substantially all of the Company Parties’ assets. The DIP Credit Agreement has various customary covenants, as well as covenants mandating compliance by the Company Parties with a 13-week budget, variance testing and reporting requirements, among others. The proceeds of all or a portion of the proposed DIP Credit Agreements may be used for, among other things, post-petition working capital for the Company Parties, payment of costs to administer the Chapter 11 Cases, payment of expenses and fees of the transactions contemplated by the Chapter 11 Cases, payment of court-approved adequate protection obligations under the DIP Credit Agreement, and payment of other costs, in each case, subject to an approved budget and such other purposes permitted under the DIP Credit Agreement and the Interim DIP Order or any other order of the Bankruptcy Court.

The new Term Loans bear interest at either (i) the applicable Reference Rate, as defined in the DIP Credit Agreement, plus 10% per annum or (ii) Adjusted Term SOFR, as defined in the DIP Credit Agreement, plus 11% per annum. The Roll-Up Loans bear interest at the Reference Rate plus 10% per annum.

Under the DIP Credit Agreement, there is (i) a closing fee equal to 5% of the Term Loans, (ii) a one-time administrative agency fee of $100,000, and (iii) in the event of any repayment or prepayment of the Term Loans or Roll-Up Loans, an exit fee equal to 5% of the Term Loans or Roll-Up Loans being repaid or prepaid (the “Exit Fee”). To the extent that certain term loans under the Financing Agreement (as defined below) include the 4% fee payable thereon in accordance with the terms of the Financing Agreement, and such term loans, inclusive of the 4% fee, have been converted to Roll-Up Loans, then only a 1% Exit Fee would apply to any such amount of Roll-Up Loans.

The DIP Credit Agreement also contains certain milestones that the Company Parties must meet under the DIP Facility, the failure of which would constitute an event of default under the DIP Credit Agreement. The DIP Credit Agreement has the following milestones:

By no later than	Event
26 days after the Petition Date	The Bankruptcy Court shall enter an order approving the Bidding Procedures (as defined below).
73 days after the Petition Date	The Bidding Deadline
77 days after the Petition Date	Commencement of the Auction (as defined below)
80 days after the Petition Date	Hearing of the Bankruptcy Court to consider approval of the Sale (as defined below)
90 days after the Petition Date	If the sale order is so entered, the closing date of the Sale

The DIP Credit Agreement is subject to the approval by the Bankruptcy Court, which has partially been obtained at this time. The Company Parties have received interim approval of the DIP Facility and availability of a portion of the DIP Facility in an aggregate amount up to $11.2 million at an interim hearing in the Bankruptcy Court, which occurred on August 29, 2023, and the Company Parties are seeking final approval at a final hearing in the Bankruptcy Court. The DIP Credit Agreement became effective promptly following entry of the Interim DIP Order.

Stalking Horse Asset Purchase Agreement

On August 11, 2023, the Company Parties retained Guggenheim Securities, LLC, to market and solicit interest in the Company Parties’ assets in a going-concern sale during these Chapter 11 Cases under section 363 of the Bankruptcy Code (the “Sale”). The Company Parties are in the process of negotiating a proposed stalking horse asset purchase agreement with an affiliate of Blue Torch (the “Stalking Horse APA”). Under the Stalking Horse APA, an entity organized and controlled by Blue Torch will serve as the stalking horse bidder with the ability to credit bid, pursuant to section 363(k) of the Bankruptcy Code, its secured claims to purchase certain of the Company Parties’ assets. The Stalking Horse APA also contemplates the purchaser assuming certain liabilities and providing certain additional consideration.

Pursuant to the bidding procedures for the Sale (the “Bidding Procedures”), the Sale is subject to the receipt of higher or otherwise better offers from competing qualified bidders, if any, at an auction (the “Auction”). The Company Parties are targeting an approximate 3-month timeline to close the Sale with any Auction taking place approximately 60 days from the Petition Date.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 25, 2023, the Company received a Notice of Acceleration; Demand for Immediate Payment (the “Notice of Acceleration”) from Blue Torch Finance LLC, a Delaware limited liability company, as lender (“Blue Torch”), under that certain Financing Agreement, dated as of May 27, 2022 (as amended restated, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among the Company, AN Global LLC, a Delaware limited liability company (the “Borrower”), each subsidiary of Holdings listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Blue Torch, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Blue Torch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Financing Agreement.

Pursuant to Section 9.01 of the Financing Agreement, upon the occurrence of existing events of default, Blue Torch, as the Collateral Agent may, at the request of the required Lenders, by notice to the Borrower, declare all or any portion of the Loans then outstanding to be accelerated and due and payable.

In accordance with the foregoing, Blue Torch, in the Notice of Acceleration, expressly declared the Obligations under the Loan Documents to be “immediately due and payable” on and as of August 25, 2023. The Notice of Acceleration further noted that such Obligations are not less than $93,640,057.55 and that there are certain other amounts owing under the Financing Agreement, including accrued and unpaid interest, the Applicable Premium payable pursuant to Section 2.07(c) of the Financing Agreement and certain fees, costs and expenses (including fees of the Agents, FTI, and counsel for each Agent and each Lender) payable pursuant to Section 12.04 of the Financing Agreement.

Item 7.01. Regulation FD Disclosure.

Court filings and other information related to the proceedings are available on a website administrated by the Company's claims agent, Kurtzman Carson Consultants LLC (“KCC”), at www.kccllc.net/AgileThought; by calling KCC at (866) 548-5856, or (781) 575-2073 for calls originating outside of the U.S. and Canada; or by emailing AgileThoughtInfo@kccllc.com.

The Company issued a press release on August 28, 2023, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1. The information under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 is being furnished and shall not be deemed filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Nasdaq Delisting Notice

The Company expects to receive a notice from The Nasdaq Stock Market (“Nasdaq”) that the Company’s Class A Common Stock, $0.0001 par value per share (the “Common Stock”) is no longer suitable for listing pursuant to Nasdaq Listing Rule 5110(b) as a result of the Chapter 11 Cases. If the Company receives such notice, the Company does not intend to appeal Nasdaq’s determination and, therefore, it is expected that its Common Stock will be delisted. The delisting of the Common Stock would not affect the Company’s operations or business and does not presently change its reporting requirements under the rules of the Securities and Exchange Commission.

Cautionary Statement Concerning Forward-Looking Statements

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1
DIP Credit Agreement among AgileThought, Inc. and certain of its direct and indirect subsidiaries, together with certain first lien lenders and Blue Torch Finance LLC, as administrative agent and collateral agent.

99.1	Press Release, dated August 28, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2023

AGILETHOUGHT, INC.

By:	/s/ Carolyne Cesar
Carolyne Cesar
Chief Finance Officer